MidWestOne Bank
Amended and Restated
Executive Life Insurance Plan
Introduction
The purpose of this Amended and Restated Executive Life Insurance Plan (the “Plan”) is to promote the long-term financial success of MidWestOne Bank (the “Bank”) and its parent company, MidWestOne Financial Group, Inc. (the “Company”), and their affiliates by providing a means to retain and reward individuals who can and do contribute to such success. The Plan is a complete amendment and restatement of the Executive Life Insurance Plan originally adopted, effective March 18, 2005 (the “Prior Plan”), by Iowa State Bank & Trust Company, the predecessor of the Bank. The Plan, as amended and restated, is effective as of December 1, 2023 (the “Effective Date”). Following the Effective Date, except as set forth in Section 3.1(c), the Prior Plan shall be without further effect.
Article 1
Definitions
Whenever used in this Plan, the following terms shall have the meanings specified:
“Base Salary” means the current base annual salary of the Participant at the date of the Participant’s death where the Participant dies while actively employed. In the case of a Participant whose compensation is based primarily on commissions, “Base Salary” shall mean the average compensation (excluding benefits) paid to such employee for the five most recent full calendar years (or fewer for employment of less than five years) prior to the date of the Participant’s death.
“Board” means the board of directors of the Bank.
“Change in Control” means:
(a)the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50 percent or more of the combined voting power of the then outstanding Voting Securities of the Company; or
(b)the individuals who, as of the Effective Date, are members of the Company Board cease for any reason to constitute a majority of the Company Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Plan, be considered as a member of the Company Board; or
(c)the consummation by the Company of: (A) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur solely because 50 percent or more of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Company or an affiliate of the Company or (B) any corporation or other entity that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.
“CEO” means the Chief Executive Officer of the Bank.
“Company Board” means the board of directors of the Company.
“Compensation Committee” means the Compensation Committee of the Company Board.
“Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.
“Good Reason” means the occurrence of one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:
(a)an adverse change in the nature, scope or status of the Participant’s position, authorities or duties from those in effect immediately prior to a Change in Control;
(b)a material reduction in the Participant’s annual base salary or commission compensation opportunity as in effect immediately prior to a Change in Control; or
(c)a relocation of the Participant’s primary place of employment by more than 25 miles from the Participant’s primary place of employment immediately prior to a Change in Control;
Prior to the Participant’s resignation for Good Reason, the Participant must give the Bank written notice of the existence of any condition set forth in clause (a) – (c) immediately above within 30 days of its initial existence and the Bank shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If the Bank cures the condition giving rise to Good Reason during such 30-day period, the condition shall not constitute Good Reason. If the Bank fails or refuses to cures the condition giving rise to Good Reason, the Participant may resign for Good Reason provided that such resignation is effective within 90 days of the initial existence of the applicable condition.
“Insured” means the individual whose life is insured.
“Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.
“Normal Retirement Age” means the Participant attaining age 65.

“Participant” means (a) any Participant as of the Effective Date, and (b) any officer of the Bank who is designated by the CEO as a Participant, provided that such individual executes any documents deemed necessary by the Bank to evidence such participation or necessary for obtaining any Policy or Policies.
“Policy” or “Policies” means the individual insurance policy or policies approved by the Compensation Committee for purposes of insuring a Participant’s life under this Plan.
“PTDB Base Salary” means the base annual salary of the Participant as in effect on November 30, 2023. In the case of a Participant whose compensation is based primarily on commissions, “PTDB Base Salary” shall mean the average compensation (excluding benefits) paid to such employee for the five full calendar years 2018 – 2022 (or fewer for employment of less than five full calendar years).
“Retirement” means, on or after the Participant’s attainment of Normal Retirement Age, a voluntary resignation of employment by the Participant (other than a resignation in anticipation of, or intended to pre-empt, a Termination for Cause) or a termination of a Participant’s employment by the Bank (other than a Termination for Cause).
“Terminated for Cause” or “Termination for Cause” shall mean termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.
“Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

Article 2
Participation

2.1     Participation. A Participant may commence participation in this Plan by executing an election to participate and a split dollar endorsement for each Policy (each in a form as required from time to time by the Bank in its sole discretion). The split dollar endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. Notwithstanding the foregoing, no new Participant shall be admitted to participation in the Plan after the Effective Date, unless otherwise determined by the CEO.
2.2    Termination of Participation. A Participant’s rights under this Plan shall cease, unless otherwise decided by the CEO, and his or her participation in this Plan shall terminate if any of the following events occur:
(a)If the Participant’s employment is terminated by the Bank for any reason prior to Normal Retirement Age;
(b)If the Participant’s employment is Terminated for Cause by the Bank at any time;
(c)If the Participant voluntarily terminates employment with the Bank prior to Normal Retirement Age or Disability, except where such termination is for Good Reason occurring within the two-year period following the effective date of a Change in Control; or
(d)If the Participant’s employment with the Bank is terminated due to Disability and the Participant thereafter becomes gainfully employed with an entity other than the Bank.

In the event the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.
2.3    Maintaining the Policy and Endorsement until Death. If any of the events listed below occur, the Bank shall maintain the applicable Policy in full force and effect and, in no event, shall the Bank amend, terminate or otherwise abrogate the Participant’s interest in such Policy as described in Section 3.1 below, unless the Participant agrees to such in writing. The Bank may replace the applicable Policy with a comparable insurance policy to cover the benefit provided under this Plan if the Bank and Participant execute a new split dollar policy endorsement for a comparable benefit.
(a)Disability. If the Participant’s employment with the Bank is terminated due to Disability, except as set forth in Section 2.2(d) herein.
(b)Retirement. If the Participant’s employment with the Bank is terminated due to Retirement.
(c)Change in Control. If the Participant’s employment with the Bank terminates as a result of (i) the Participant’s resignation for Good Reason, or (ii) the Bank’s (or a successor’s) termination of the Participant’s employment other than a Termination for Cause, in either case within the two-year period immediately following the effective date of a Change in Control (except for Termination for Cause).
Article 3
Policy Ownership/Interests

3.1    Participant’s Interest. With respect to each Policy, the Participant or the Participant’s assignee shall have the right to designate the beneficiary of one of the following death benefits:
(a)Death While Actively Employed. If the Participant dies while actively employed by the Bank, the death benefit shall be two times the Participant’s Base Salary, less the full proceeds, if any, of Participant’s group term life insurance benefit under the Bank’s group term life insurance plan, if any, then in effect.
(b)Death Following Termination of Employment. If the Participant dies after termination of employment with the Bank where such termination is due to: (i) Participant’s Retirement or Disability; or (ii) the Participant’s resignation for Good Reason or the Bank’s (or a successor’s) termination of the Participant’s employment other than a Termination for Cause, in either case within the two-year period immediately following the effective date of a Change in Control; the Participant’s “Post-Term Death Benefit” shall be equal to the amount described in the table below:

Participant’s Age as of December 31, 2023	Post-Term Death Benefit
< 40 years	None
≥ 40 years but < 45 years	50% of PTDB Base Salary
≥ 45 years but < 50 years	60% of PTDB Base Salary
≥ 50 years but < 55 years	70% of PTDB Base Salary
≥ 55 years but < 60 years	80% of PTDB Base Salary
≥ 60 years	100% of PTDB Base Salary

Notwithstanding the foregoing, any Participant who first becomes a Participant, or again becomes a Participant after a break in participation, on or after the Effective Date shall be ineligible for a Post-Term Death Benefit.
(c)Benefit Under Prior Plan. If, prior to the Effective Date, a Participant had attained “Normal Retirement Age” (as defined under the Prior Plan) or terminated employment due to retirement (within the meaning of the Prior Plan), Disability (within the meaning of the Prior Plan) or death, the Participant shall be entitled to the benefits described in the Prior Plan.
The Participant shall also have the right to elect and change settlement options with the consent of the Bank and the Insurer to the extent of the Participant’s death benefits. For the avoidance of doubt, the Participant shall only ever be entitled to receive one Plan benefit under either Section 3.1(a), Section 3.1(b) or Section 3.1(c).
3.2    Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership except that the Bank shall not sell, surrender or transfer ownership of a Policy so long as a Participant has an interest in the Policy (to the extent provided in Section 2.3 and Section 3.1). With respect to each Policy, the Bank shall be the direct beneficiary of the remaining death proceeds of the Policy after the Participant’s interest is determined according to Section 3.1.
Article 4
Premiums

4.1    Premium Payment. The Bank shall pay all premiums due on all Policies.
4.2    Imputed Income. The Bank shall annually impute income to each Participant in the minimum amount required under applicable federal tax law based on the net death benefit payable to the Participant’s beneficiary. The Participant shall be responsible for any income taxes that may be due on such imputed income.
Article 5
Insurer

The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.
Article 6
Administration and Claim

6.1    Administration. The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions, are vested in the Board. The Board shall have the authority to resolve any question under the Plan. The determination of the Board as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.
6.2    Claims Procedures.
(a)Claims for benefits under the Plan shall be submitted in writing to the Bank’s President & CEO.
(b)If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

(i)the specific reason or reasons for the denial;
(ii)specific reference to pertinent Plan provisions on which the denial is based;
(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)an explanation of the Plan’s claim review procedure.
If the claim has not been granted and written notice of the denial of the claim is not furnished within 60 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.
(c)The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim (or of a deemed denial) to request a review of the denial by making written request to the Bank’s President & CEO, and may review pertinent documents and submit issues and comments in writing within such 30-day period.
(d)After receipt of the request for review, the Board shall, within 60 days, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. Such decision by the Board shall not be subject to further review. If a decision on review is not furnished to a claimant, within such 60-day period, the claim shall be deemed to have been denied on review.
(e)No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.
Article 7
Amendments and Termination
7.1    Amendment or Termination of Plan. The Bank may amend or terminate the Plan at any time. With respect to any Participant who is then entitled to a benefit pursuant to Section 3.1, except as otherwise provided in Section 2.3 and Section 7.2, the Bank may amend or terminate the Plan at any time.
7.2    Amendment or Termination of Plan Upon Change in Control. In the event of a Change in Control, the Bank, or its successor, shall maintain in full force and effect each Policy that is in existence on the date the Change in Control occurs and shall not terminate or otherwise abrogate a Participant’s interest in the Policy. However, the Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Plan to the Participant. This Section 7.2 shall apply to all Participants in the Plan on the date the Change in Control occurs, including but not limited to (i) a retired Participant who has an interest in a Policy; (ii) a disabled Participant who has an interest in a Policy; and (iii) a Participant whose employment terminates as a result of the Participant’s resignation for Good Reason or the Bank’s (or a successor’s) termination of the Participant other than a Termination for Cause in either case within the two-year period following the effective date of a Change in Control.

Article 8
Miscellaneous

8.1    Binding Effect. This Plan in conjunction with each split dollar endorsement shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.
8.2    No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time, with or without cause.
8.3    Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Iowa, except to the extent preempted by federal law.
8.4    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown in the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.
8.5    Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participants by virtue of this Plan other than those specifically set forth herein.
8.6    Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Plan. The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.
8.7    Severability. If for any reason any provision of this Plan is held invalid such invalidity shall not affect any other provision of this Plan not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Plan shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, not held so invalid, and the rest of such provision, together with all other provisions of this Plan shall, to the full extent consistent with the law, continue in full force and effect.
8.8    Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.